Exhibit 4.20

MASTER SOFTWARE DEVELOPMENT AGREEMENT

This Master Software Development Agreement (the “Agreement”), dated as of July 01, 2019 (the “Effective Date”), is by and between Unicorn Investment Limited, a BVI company (“Unicorn”) with registered office located at Trinity Chambers PO BOX 4301 Road Town, Tortola, BVI (”Developer”), and BGA FOUNDATION LTD, a Public company limited by Guarantee (“BGA”) with registered office located at 9 TEMASEK BOULEVARD 04-02 SUNTEC TOWER TWO, SINGAPORE (”Customer”).

WHEREAS, Developer is engaged in the business of providing software development and related services and work product; and

WHEREAS, Customer desires to retain Developer to provide the software development and related services and work product described herein from time to time in separately executed Statements of Work, and Developer desires to provide the same to Customer, each on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Customer and Developer agree as follows:

1.	Definitions. For purposes of this Agreement, the following terms have the following meanings:

“ Acceptance” has the meaning set forth in Section 5.8.

“Acceptance Tests” means such tests as may be conducted in accordance with Section 5.4 and the applicable Statement of Work to determine whether any Software Deliverable meets the requirements of this Agreement and the Specifications and Documentation therefor.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or other, whether at law, in equity, or otherwise.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. [The term “control” (including the terms “controlled by” and “under common control with”) means the direct or indirect power to direct or cause the direction of the management and policies of a Person, whether through [the ownership of voting securities, by contract, or otherwise/ownership of more than10% of the voting securities of a Person].]

“Agreement” has the meaning set forth in the preamble.

“Aggregate Software” means the Software, as a whole, to be developed or otherwise provided under a particular Statement of Work. For avoidance of doubt, if a Statement of Work provides for a single Software Deliverable, such Software Deliverable shall also constitute Aggregate Software.

“Allegedly Infringing Materials” has the meaning set forth in Section 12.3(a)(ii).

“Approved Open Source Components” means Open Source Components that Customer has approved to be included in or used in connection with any Software developed or provided hereunder and which are specifically identified in Exhibit C or the Statement of Work for such Software.]

“Approved Third-Party Materials” means the Third-Party Materials that Customer has approved to be included in or for use in connection with any Software developed or provided hereunder and which are specifically identified in Exhibit C or the Statement of Work for such Software.

“Background Technology” means all Software, data, know-how, ideas, methodologies, specifications, and other technology in which Developer owns such Intellectual Property Rights as are necessary for Developer to grant the rights and licenses set forth in Section 10.1, and for Customer (including its licensees, successors, and assigns) to exercise such rights and licenses, without violating any right of any Third Party or any Law, or incurring any payment obligation to any Third Party, and that: (a) are identified as background technology in any Statement of Work; and (b) were or are developed or otherwise acquired by Developer prior to Effective Date, with respect to the Initial Statement of Work, or the date of Customer’s request for additional Services, with respect to any other Statement of Work.]

“Business Requirements Specification” means the initial specification setting forth Customer’s business requirements regarding the features and functionality of the Software under the Initial Statement of Work and attached as Exhibit A hereto.]

“Change” has the meaning set forth in Section 3.4.

“Change Agreement” has the meaning set forth in Section 3.4(b).

“Change Proposal” has the meaning set forth in Section 3.4(a).

“Change Request” has the meaning set forth in Section 3.4.

“Confidential Information” has the meaning set forth in Section 8.1.

“CPI” has the meaning set forth in Section 7.8(c)(ii)

“Customer” has the meaning set forth in the preamble.

“Customer Materials” means all materials and information, including documents, data, know-how, ideas, methodologies, specifications, software, content, and technology, in any form or media, directly or indirectly provided or made available to Developer by or on behalf of Customer in connection with this Agreement, whether or not the same: (a) are owned by Customer, a Third Party, or in the public domain; or (b) qualify for or are protected by any Intellectual Property Rights.

“Customer Resources” has the meaning set forth in Section 4.1(b).

“Deliverables” means all Software Deliverables and all other documents, work product, and other materials that Developer is required to [or otherwise does] provide to Customer [or its designee] under this Agreement and otherwise in connection with any Services, including any and all items specifically identified as Deliverables in any Statement of Work.

“Developer” has the meaning set forth in the preamble.

“Developer Personnel” means all employees of Developer or any Permitted Subcontractors involved in the performance of Services or providing Work Product hereunder.

“Developer’s Proposal” means the developer’s proposal submitted in response to the RFP.]

“Disclosing Party” has the meaning set forth in Section 8.1.

“Documentation” means all generally available documentation relating to the Software, including all user manuals, operating manuals, and other instructions, specifications, documents, and materials, in any form or media, that describe any component, feature, requirement, or other aspect of the Software, including any functionality, testing, operation, or use thereof.

“Effective Date” has the meaning set forth in the preamble.

“Fees” has the meaning set forth in Section 7.1.

“Force Majeure” has the meaning set forth in Section 15.11.

“Functional Specification” means, with respect to any Software, the document setting forth Customer’s requirements with respect to such Software’s features and functions, and included in the Statement of Work for such Software.

“Harmful Code” means any: (a) virus, trojan horse, worm, backdoor, or other software or hardware devices the effect of which is to permit unauthorized access to, or to disable, erase, or otherwise harm, any computer, systems, or software; or (b) time bomb, drop-dead device, or other software or hardware device designed to disable a computer program automatically with the passage of time or under the positive control of any Person, or otherwise deprive Customer of its lawful right to use the Software.

“Implementation Plan” means the schedule included in each Statement of Work setting forth the sequence of events for the performance of Services under such Statement of Work, including the Milestones and Milestone Dates thereunder.

“Initial Statement of Work” means the Statement of Work for the initial Software development and related Services hereunder [attached as Exhibit A hereto/as developed by Developer and agreed by the parties as set forth in Section 3.2].

“Initial Term” has the meaning set forth in Section 14.1.]

“Intellectual Property Rights” means any and all registered and unregistered rights granted, applied for, or otherwise now or hereafter in existence under or related to any patent, copyright, trademark, trade secret, database protection, or other intellectual property rights laws, and all similar or equivalent rights or forms of protection, in any part of the world.

“Intended Users” means the category(ies) of users that are intended to use Software or particular features or functions thereof, as described in the Specifications for such Software.

“Key Personnel” means any Developer Personnel identified as key personnel in this Agreement or, with respect to any Statement of Work, such Statement of Work.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, or other requirement of any federal, state, local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

“Losses” means all losses, damages, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the costs of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Milestone” means an event or task described in the Implementation Plan under any Statement of Work that must be completed by the corresponding Milestone Date set forth therein.

“Milestone Date” means the date by which a particular Milestone must be completed as set forth in the Implementation Plan under any Statement of Work.

“Non-Conformity” means any failure of any (a) Software or Documentation to conform to the requirements of this Agreement (including any applicable Statement of Work); or (b) Software to conform to the requirements of this Agreement or the Specifications or Documentation therefor.

“Open Source Components” means any software component that is subject to any open source copyright license agreement, including software available under the GNU Affero General Public License (AGPL), GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), Apache License, BSD licenses, or any other license that is approved by the Open Source Initiative.

“Open Source License” has the meaning set forth in Section 2.6.]

“Operating Environment” means, collectively, the Customer platform and environment on, in, or under which Software is intended to be installed and operate, as set forth in the Statement of Work for such Software, including such structural, functional, and other features, conditions, and components as hardware, operating software, and system architecture and configuration.

“Permitted Subcontractor” has the meaning set forth in Section 2.10.

“Person” means an individual, corporation, partnership, joint venture, limited liability entity, governmental authority, unincorporated organization, trust, association, or other entity.

“Receiving Party” has the meaning set forth in Section 8.1.

“Reimbursable Expenses” has the meaning set forth in Section 7.2.

“Renewal Term” has the meaning set forth in Section 14.2.]

“Representatives” means a party’s [and its Affiliates’] employees, officers, directors, consultants, legal advisors, and Permitted Subcontractors[, and with respect to Customer, its independent contractors and service providers].

“RFP” means Customer’s request for proposal, dated as of June 1, 2018, included in Exhibit A to this Agreement].]

“Services” means any of the services Developer provides under this Agreement or any Statement of Work, as more fully described in this Agreement or such Statement of Work.

“Site” means the physical location designated by Customer in, or in accordance with, this Agreement or any Statement of Work for delivery and/or installation of any Software.

“Software” means the computer program(s), including programming tools, scripts, and routines, the Developer develops or otherwise provides under this Agreement, as described more fully in each Statement of Work[, including all updates, upgrades, new versions, new releases, enhancements, improvements, and other modifications made or provided pursuant to the Support Services]. As context dictates, Software may refer to one or more Software Deliverables or Aggregate Software.

“Software Deliverable” means any Software, together with the Documentation therefor, required to be delivered as a Milestone as set forth in the Implementation Plan for such Software.

“Source Code” means the human readable source code of the Software to which it relates, in the programming language in which such Software was written, together with all related flow charts, code, and technical documentation, including a description of the procedure for generating object code, all of a level sufficient to enable a programmer reasonably fluent in such programming language to understand, build, operate, support, maintain, and develop modifications, upgrades, updates, adaptations, enhancements, new versions, and other derivative works and improvements of, and to develop computer programs compatible with, the Software.

“Specifications” means, for any Software, the specifications collectively set forth in the [Business Requirements Specification,] Functional Specification[,] and Technical Specification therefor[, together with any other specifications set forth in the RFP or Developer’s Proposal, if any, for such Software, or elsewhere in the relevant Statement of Work].

“Statement of Work” means any statement of work entered into by the parties and attached as an exhibit to this Agreement. [The Initial Statement of Work is attached as Exhibit A, and subsequent Statements of Work shall be sequentially identified and attached as Exhibit A-1, A-2, A-3, etc.]

“Support Commencement Date” means, with respect to any Software, the date on which the Warranty Period for such Software expires or such other date as may be set forth in Exhibit E or the Statement of Work for such Software.

“Support Fees” means the fees, if any, payable by Customer for Support Services as set forth in the [Fee/ Support Services] Exhibit or any Statement of Work.

“Support Services” means the Software maintenance, hosting and support services the Developer is required to provide under this Agreement as set forth in Exhibit E.

“Technical Specification” means, with respect to any Software, the document setting forth the technical specifications for such Software and included in the Statement of Work for such Software.

“Term” has the meaning set forth in [Section 14.1/Section 14.2]. “Testing Period” has the meaning set forth in Section 5.4(b).

“Third Party” means any Person other than Customer or Developer. For purposes of this Agreement, the parties’ Affiliates are Third Parties.

“Third-Party Materials” means any materials and information, including documents, data, know-how, ideas, methodologies, specifications, software, content, and technology, in any form or media, in which any Person other than Customer or Developer owns any Intellectual Property Right, but specifically excluding Open Source Components.

“Warranty Period” means, for any Software, the twelve (12)] /month] period commencing (a) in the case of Aggregate Software, Customer’s Acceptance thereof; and (b) in the case of any updates, upgrades, new versions, new releases, enhancements, and other modifications to previously-Accepted Aggregate Software, including those made pursuant to the Support Services, Customer’s receipt thereof.

“Work Product” means all Software, Documentation, Specifications, and other documents, work product, and materials related thereto, that Developer provides to Customer [or its designee] hereunder, together with all ideas, concepts, processes, and methodologies developed in connection therewith, whether or not embodied therein [other than materials expressly identified in a[n exhibit to this Agreement or a] Statement of Work as [Background Technology [or/,]]Approved Third-Party Materials[, or Approved Open Source Components]].

2.	Software Development Services.

2.1 Engagement of Developer. Customer hereby engages Developer, and Developer hereby accepts such engagement, to develop Software and provide Services related thereto as described herein or otherwise requested by Customer from time to time and described in Statements of Work therefor, all on the terms and conditions set forth in this Agreement and such Statements of Work.

2.2 Performance of Services. Developer shall provide all Services and Work Product hereunder in a timely, professional, and workmanlike manner and in accordance with the terms, conditions, and Specifications set forth in this Agreement and each Statement of Work.

2.3 Software Development. Developer shall design, develop, create, test, deliver, install, configure, integrate, customize, and otherwise provide and make fully operational Software as described in each Statement of Work on a timely and professional basis in accordance with all terms, conditions, and Specifications set forth in this Agreement and such Statement of Work. Where the applicable Statement of Work requires or permits delivery of Software in two or more phases, Developer shall also provide Customer with integrated Documentation for the Aggregate Software upon its delivery. Developer shall ensure all Software complies with the Specifications therefor. [Except to the extent expressly provided otherwise in the Statement of Work for any Software, ] Developer shall provide all Software to Customer in both object code and Source Code form.

2.4 Documentation. Prior to or concurrently with the delivery of any Software hereunder, or by such earlier date as may be specified in the Implementation Plan for such Software, Developer shall provide Customer with complete and accurate Documentation for such Software. Where the applicable Statement of Work requires or permits delivery of Software in two or more phases, Developer shall also provide Customer with integrated Documentation for the Aggregate Software upon its delivery.

(a)  Adequacy of Documentation. All Documentation shall include all such information as may be reasonably necessary for the effective installation, testing, use, support, and maintenance of the applicable Software by the Intended User, including the effective configuration, integration, and systems administration of the Software and performance of all other functions set forth in the Specifications.

(b)  Documentation Specifications. Developer shall provide all Documentation in both hard copy and electronic form, in such formats and media as are set forth in Exhibit A or the relevant Statement of Work, or as Customer may otherwise [reasonably] request [in writing].

(c)  Third-Party Documentation. Other than Documentation for Approved Third-Party Materials[ and Approved Open Source Components], no Documentation shall consist of or include Third-Party Materials. To the extent Documentation consists of or includes Third-Party Materials, Developer shall secure, at its sole cost and expense, all rights, licenses, consents, approvals, and authorizations specified in Section 10.3 with respect to Approved Third-Party Materials.

2.5	Third-Party Materials.

(a)  Developer shall not include in any Software, and operation of all Software in accordance with its Specifications and Documentation shall not require, any Third-Party Materials, other than Approved Third-Party Materials specifically described in Exhibit C or the Statement of Work for such Software and licensed to Customer in accordance with Section 10.3.

(b)  Except as provided otherwise in Exhibit C or the applicable Statement of Work, Developer shall secure, at its sole cost and expense, all necessary rights, licenses, consents, approvals, and authorizations necessary for Customer to use, perpetually and throughout the universe, all Approved Third-Party Materials as incorporated in or otherwise used in conjunction with Software as specified in the applicable Statement of Work or elsewhere in this Agreement.

2.6  Open Source Components. Developer shall not include in any Software, and operation of all Software in accordance with its Specifications and Documentation shall not require the use of, any Open Source Components[, other than Approved Open Source Components specifically described in Exhibit C or the Statement of Work for such Software, and for which the relevant open source license(s) (each, an “Open Source License”) are included in Exhibit C or such Statement of Work. Developer shall provide Customer with a complete, machine-readable copy of the Source Code for Approved Open Source Components in accordance with the terms of the Open Source License(s) therefor at no cost to the Customer].

2.7  Relationship Managers. Throughout the Term of this Agreement, each party shall maintain within its organization a relationship manager to serve as such party’s primary point of contact for day-to-day communications, consultation, and decision making regarding this Agreement. Each party shall ensure its relationship manager has the requisite authority and skill to perform in such capacity. The parties’ initial relationship managers are stated in Exhibit A. Each party shall use reasonable efforts to maintain the same relationship manager in place throughout the Term. If either party’s relationship manager ceases to be employed by such party[ or such party otherwise wishes to replace its relationship manager], such party shall promptly name a new relationship manager by written notice to the other party.

2.8  Developer Personnel. Developer is solely responsible for all Developer Personnel and for the payment of their compensation, including, if applicable, withholding of income taxes, and the payment and withholding of social security and other payroll taxes, unemployment insurance, workers’ compensation insurance, and disability benefits. Prior to any Developer Personnel performing any Services hereunder, Developer shall:

(a)  ensure that Developer Personnel have the legal right to work in the United States, China and Hongkong;

(b)  require such Developer Personnel to execute written agreements, in form and substance [reasonably] acceptable to Customer that bind such Developer Personnel to confidentiality provisions that are at least as protective of Customer’s information (including all Confidential Information) as those contained in this Agreement and Intellectual Property Rights provisions that grant Customer rights in the Work Product consistent with the provisions of Section 9.1, and, upon Customer’s request, provide Customer with [a copy of] each such executed agreement;

(c)  at its sole cost and expense, conduct background checks on such Developer Personnel, which background checks shall comprise, at a minimum, a review of credit history, references, and criminal record, in accordance with applicable Law. Provider shall ensure that no Person who has been convicted of a felony or any misdemeanor involving, in any way, theft, fraud, bribery, or the violation of any securities law provides any Services or has access to any Confidential Information of Customer; and

(d)  upon the [reasonable] written request of Customer, promptly replace any Developer Personnel.

Developer shall, and shall ensure that all Developer Personnel, comply with all rules, regulations, and policies of Customer that are communicated to Developer in writing, including security procedures concerning systems and data and remote access thereto, building security procedures[, including the restriction of access by Customer to certain areas of its premises or systems], and general health and safety practices and procedures.

2.9  Developer Project Managers. Upon the execution of each Statement of Work Developer shall appoint, and throughout the term of such Statement of Work Developer shall maintain, a Developer employee [[reasonably] acceptable to Customer] to serve as Developer’s project manager (each, a “Developer Project Manager”) under such Statement of Work.

(a)	Each Developer Project Manager shall:

(i)     have the requisite authority and necessary skill, experience, and qualifications to perform in such capacity;

(ii)     be responsible for overall management and supervision of Developer’s performance under such Statement of Work; and

(iii)     be Customer’s primary point of contact for communications with respect to such Statement of Work, including with respect to giving and receiving all day-to-day approvals and consents thereunder.

(b)  The Developer Project Manager shall attend all regularly scheduled meetings as set forth in the Implementation Plan and all additional meetings scheduled on at least 24 hours prior notice, and otherwise shall be available as set forth in the Statement of Work.

(c)  Developer shall maintain the same Developer Project Manager throughout the term of such Statement of Work, unless:

(i)	Customer [reasonably] requests in writing the removal of the Developer Project Manager;

(ii)     Customer consents in writing to any removal [reasonably] requested by Developer in writing;

(iii)     the Developer Project Manager ceases to be employed by Developer, whether by resignation, involuntary termination, or otherwise.]

(d)  Developer shall promptly replace the Developer Project Manager under any Statement of Work on the occurrence of any event set forth in Section 2.9(c). [Such replacement shall be subject to Customer’s [reasonable] prior written approval.]

2.10  Subcontractors. Developer shall not, without the prior written approval of Customer[, which consent [shall not be unreasonably withheld [or delayed]/may be given or withheld in Customer’s sole discretion],] engage any Third Party to perform Services (including to create any Work Product) hereunder. Customer’s approval of any such Third Party (each approved Third Party, a “Permitted Subcontractor”) shall not relieve Developer of its representations, warranties, or obligations under the Agreement. Without limiting the foregoing, Developer shall:

(a)  be responsible and liable for the acts and omissions of each such Permitted Subcontractor (including such Permitted Subcontractor’s employees who, to the extent providing Services or creating Work Product, shall be deemed Developer Personnel) to the same extent as if such acts or omissions were by Developer or its employees;

(b)  [name Customer a third-party beneficiary under Developer’s agreement with each Permitted Subcontractor with respect to the Services and Work Product;]

(c)  be responsible for all fees and expenses payable to, by, or on behalf of each Permitted Subcontractor in connection with this Agreement, including, if applicable, withholding of income taxes, and the payment and withholding of social security and other payroll taxes, unemployment insurance, workers’ compensation insurance, and disability benefits; and

(d)  prior to the provision of Services or creation of Work Product by any Permitted Subcontractor:

(i)     obtain from such Permitted Subcontractor confidentiality, work-for-hire, and intellectual property rights assignment agreements, in form and substance acceptable to Customer, giving Customer rights consistent with those set forth in Section 9.1 and Section 8, and, upon request, provide Customer with a fully-executed copy of each such agreement; and

(ii)     with respect to all Permitted Subcontractor employees providing Services or Work Product, comply with its obligations under Section 2.8.

2.11   Time of the Essence. Developer acknowledges that time is of the essence with respect to Developer’s obligations hereunder and agrees that prompt and timely performance of all such obligations in accordance with this Agreement and each Statement of Work (including the Implementation Plan and all Milestone Dates included therein) is strictly required.

3.    Statements of Work. Developer shall provide Services and Work Product pursuant to Statements of Work entered into as set forth herein. No Statement of Work shall be effective unless signed by duly authorized representatives of both parties. The term of each Statement of Work shall be as set forth therein or, if no term is specified, shall commence on the parties’ full execution thereof and terminate when the parties have fully performed their obligations thereunder. Unless a Statement of Work expressly states otherwise, Customer shall have the right to terminate such Statement of Work as set forth in Section 14.3.

3.1  Statement of Work Requirements. Each Statement of Work shall be [substantially] in the form used in Exhibit A attached hereto, and shall include the following:

(a)  names and contact information for the Customer Project Manager, Developer Project Manager, and, if relevant, Key Personnel of Developer under such Statement of Work;

(b)	a detailed description of the Services to be provided thereunder;

(c)  a detailed description of the Software and other Work Product to be developed or otherwise provided under such Statement of Work, including a:

(i)	Functional Specification;

(ii)	Technical Specification; and

(iii)	description of the Documentation to be provided;

(d)  an Implementation Plan, including all Milestones, the corresponding Milestone Dates, and the parties’ respective responsibilities therefor;

(e)  Fees payable under such Statement of Work, the manner in which such Fees shall be calculated, the due dates for payment thereof, including any Milestones on which any such Fees are conditioned, and such other information as the parties deem necessary;

(f)  disclosure of all Approved Third-Party Materials[ and Approved Open Source Components in each case] accompanied by such related documents as may be required by this Agreement with respect thereto; and

(g)	a detailed description of all Customer Resources required under such Statement of Work.

3.2  Initial Statement of Work. The Initial Statement of Work [is attached as Exhibit A hereto/will be developed and agreed by the parties as set forth in this Section 3.2].

(a)  [Commencing on the Effective Date, Developer shall perform the consulting and related Services set forth in the Initial Statement of Work for purposes of creating and providing to Customer Developer’s proposed Statement of Work for developing Software that meets all criteria set forth in the Business Requirements Specification.

(b)  Developer shall deliver its proposed Statement of Work to Customer on or before the due date therefor as set forth in the Initial Statement of Work, whereupon Customer shall have the period set forth in the Initial Statement of Work to review and, in its discretion, approve or raise objections to the Developer’s proposed Statement of Work. If Customer raises any such objections, the parties shall negotiate in good faith to amend the proposal, provided that:

(i)     to the extent the proposal does not comply with the requirements of this Agreement and the Business Requirements Specification, it shall be amended to so comply; and

(ii)     either party may terminate negotiations[ and this Agreement] if the parties fail to agree on the proposed Statement of Work prior to the date specified in the Initial Statement of Work.

(c)  Upon the parties’ agreement to the Initial Statement of Work, each party shall cause the same to be signed by its duly authorized representative. Upon its mutual execution, the Initial Statement of Work shall be attached as Exhibit A-1 and form a part of this Agreement and the proposed Statement of Work shall be attached as Exhibit A-2 and form a part of this Agreement.

(d)	If this Agreement is terminated by either party pursuant to Section 3.2(b)(ii):

(i)     Customer’s rights to the Initial Statement of Work and all drafts thereof and proposals relating thereto shall be as set forth in Exhibit A or the Initial Statement of Work; and

(ii)     Developer shall be compensated as set forth in Exhibit A or the Initial Statement of Work.]

3.3  Additional Statements of Work. [Promptly/Within 3 days] following receipt of Customer’s request for [additional] Software development or other Services, Developer shall provide Customer with a proposal [[substantially] in the form of, and containing all information specified in, the attached Exhibit A]. Upon the parties’ agreement with respect to the terms of such proposal, all such terms shall be incorporated in a Statement of Work and each party shall cause the same to be signed by its duly authorized representative. Each fully executed Statement of Work shall be attached as an Exhibit to, and by this reference incorporated in and made a part of, this Agreement.

3.4  Changes to Statements of Work. Customer may at any time request in writing (each, a “Change Request”) changes to any Statement of Work, including changes to the Services, Work Product, Implementation Plan, or any Specifications (each, a “Change”). Upon Customer’s submission of a Change Request, the parties shall evaluate and implement all Changes in accordance with this Section 3.4.

(a)  As soon as reasonably practicable, and in any case within 3 days following receipt of a Change Request, Developer shall provide Customer with a written proposal for implementing the requested Change (”Change Proposal”), setting forth:

(i)     a written description of the proposed Changes to any Services, Work Product, or Deliverables;

(ii)     an amended Implementation Plan reflecting: (A) the schedule for commencing and completing any additional or modified Services, Work Product, or Deliverables; and (B) the effect of such Changes, if any, on completing any other Services or Work Product under the Statement of Work;

(iii)     any additional Third-Party Materials, Open Source Components, and Customer Resources Developer deems necessary to carry out such Changes; and

(iv)     any increase or decrease in Fees resulting from the proposed Changes, which increase or decrease shall reflect only the increase or decrease in time and expenses Developer requires to carry out the Change.

(b)  Within 3 days following Customer’s receipt of a Change Proposal, Customer shall by written notice to Developer, approve, reject, or propose modifications to such Change Proposal. If Customer proposes modifications, Developer shall modify and re-deliver the Change Proposal reflecting such modifications, or notify Customer of any disagreement therewith, in which event the parties shall negotiate in good faith to resolve their disagreement. Upon Customer’s approval of the Change Proposal or the parties’ agreement on all proposed modifications thereto, as the case may be, the parties shall execute a written agreement to the Change Proposal (”Change Agreement”), which Change Agreement shall constitute an amendment to the Statement of Work  to which it relates; and

(c)  If the parties fail to enter into a Change Agreement within 5 days following Customer’s response to a Change Proposal, Customer shall have the right, in its discretion, to:

(i)     require Developer to perform the Services under the Statement of Work without the Change;

(ii)	require Developer to continue to negotiate a Change Agreement; or

(iii)     notwithstanding any provision to the contrary in such Statement of Work, terminate the Statement of Work pursuant to Section 14.3(a)(iii).

No Change will be effective until the parties have executed a Change Agreement with respect thereto. Except as Customer may request in its Change Request or otherwise in writing, Developer shall continue to perform its obligations in accordance with the Statement of Work pending negotiation and execution of a Change Agreement. Developer shall [use its [commercially reasonable/best] efforts to] limit any delays or Fee increases from any Change to those necessary to perform the Change in accordance with the applicable Change Agreement. Each party shall be responsible for its own costs and expenses of preparing, evaluating, negotiating, and otherwise processing any Change Request, Change Proposal, and Change Agreement.

4.	Customer Obligations.

4.1  Customer Resources and Cooperation. Customer shall be responsible, on a timely basis in accordance with each Statement of Work, including the Implementation Plan and Milestone Dates set forth therein, for:

(a)  performing all obligations identified as “Customer Responsibilities” in such Statement of Work;

(b)  providing the Customer Materials and such other resources as may be specified in such Statement of Work (collectively, “Customer Resources”);

(c)  providing Developer Personnel with such access to the Site[s] and Operating Environment as is necessary for Developer to perform its obligations on a timely basis as set forth in such Statement of Work;

(d)  participating with suitably qualified and authorized personnel in all meetings scheduled in, or in accordance with, such Statement of Work, and such other meetings as may be scheduled on no less than [NUMBER IN WORDS] ([NUMBER]) days’ prior notice; and

(e)  providing all consents, approvals, exception notices, and other communications specified in such Statement of Work or as otherwise may be required under this Agreement.

4.2	Customer Project Managers.

(a)  Upon the execution of each Statement of Work, Customer shall appoint, and throughout the term of such Statement of Work Customer shall maintain, a Customer employee to serve as Customer’s project manager under such Statement of Work (each, a “Customer Project Manager”). Each Customer Project Manager shall:

(i)     have the requisite authority, and necessary skill, experience, and qualifications, to perform in such capacity;

(ii)     be responsible for overall management and supervision of Customer’s performance under such Statement of Work; and

(iii)     be Developer’s primary point of contact for communications with respect to such Statement of Work, including with respect to providing and receiving all day-to-day approvals and consents thereunder.

(b)  Each Customer Project Manager shall attend all regularly scheduled meetings as set forth in the Implementation Plan and additional meetings scheduled on at least 24 hours prior notice, and otherwise shall be available as set forth in the Statement of Work.

4.3  Effect of Customer Delays. If, as a result of any failure by Customer to perform any of its obligations set forth in Section 4.1 on a timely basis under any Statement of Work, Developer is unable to timely meet all or any remaining Milestones under such Statement of Work, either at all or without incurring additional costs, Developer may extend such Milestone Dates for up to the length of Customer’s delay [or, at Customer’s option, increase the related Fees solely to recover any such additional costs,] in accordance with the following:

(a)  Developer shall promptly notify Customer in writing, proposing a revised Implementation Plan reflecting new Milestone Dates for each affected Milestone, which Milestone Dates may be extended by no longer than the length of Customer’s delay and, if Developer is able to meet the original Milestone Dates by incurring additional costs:

(i)     for fixed-fee Services, its proposed Fee increase for meeting the original Milestone Dates; or

(ii)     for time-and-materials Services, the estimated costs of overtime Customer would incur for Developer to meet the original Milestone Dates.

(b)  Upon receipt of any notice given under Section 4.3(a), subject to Section 4.3(c), Customer shall promptly notify Developer in writing of its election. Customer’s failure to notify Developer within 3 days after such receipt shall be deemed an acceptance of the new Milestone Dates and rejection of all Fee increases.

(c)  If Customer disputes Developer’s right to extend Milestone Dates or increase Fees, or the extent of any proposed extension or increase, Customer shall promptly notify Developer and the parties shall negotiate in good faith to resolve the dispute.

Notwithstanding anything contained in this Section 4.3 or otherwise in this Agreement, Developer shall use its [commercially reasonable/best] efforts to meet the Milestone Dates specified in the Statement of Work without any extension or Fee increase. Customer shall not be deemed in breach of this Agreement for failure to perform its obligations on a timely basis, and the provisions of this Section 4.3 set forth Developer’s sole and exclusive remedy, and Customer’s sole and exclusive liability, for Customer’s failure to perform its obligations under this Section 4.

5.	Delivery, Installation, and Acceptance.

5.1  [Pre-Delivery Testing by Developer. Before delivering and installing any Software Deliverable, Developer shall:

(a)  test the Software component of such Software Deliverable to confirm that it is fully operable, meets all applicable Specifications, and will function in accordance with the Specifications and Documentation when properly installed in the Operating Environment;

(b)  scan such Software Deliverable using the most up-to-date scanning software and definitions to confirm it is free of Harmful Code;

(c)  remedy any Non-Conformity or Harmful Code identified and retest and rescan the Software Deliverable; and

(d)  prepare, test, and, as necessary, revise the Documentation component of the Software Deliverable to confirm it is complete and accurate and conforms to all requirements of this Agreement.

Customer shall have the right to be present for all pre-installation testing. Developer shall give Customer at least three (3) days’ prior notice of all such testing.]

5.2  Delivery. Developer shall deliver each Deliverable[, and install all Software,] on or prior to the Milestone Date therefor in accordance with the delivery criteria set forth in Exhibit D or such other criteria as may be set forth for such Deliverable in the Statement of Work therefor. Developer shall deliver each Software Deliverable, including complete Documentation in compliance with Section 2.4 and, except to the extent the Statement of Work specifies otherwise, the Source Code therefor. No Software Deliverable shall be deemed to have been delivered or installed unless it complies with the preceding sentence.

5.3  Site Preparation. [Customer/Developer] shall be responsible for ensuring the relevant Operating Environment is set up and in working order to allow Developer to deliver [and install] each Software Deliverable on or prior to the Milestone Date therefor. Developer shall provide Customer with such notice as is specified in Exhibit D, or such other notice as is specified for such Software Deliverable in the Statement of Work therefor, prior to delivery of each such Software Deliverable, to give Customer sufficient time to prepare for Developer’s delivery [and installation] of the Software Deliverable. If Customer is responsible for Site preparation, Developer shall provide such assistance as Customer [reasonably] requests to complete such preparation on a timely basis.

5.4	Acceptance Testing.

(a)  Upon delivery or, if Developer is responsible for installation, installation of each Software Deliverable, Acceptance Tests shall be conducted as set forth in this Section 5.4 to ensure the Software Deliverable, including all Software and Documentation, conforms to the requirements of this Agreement, including the applicable Specifications and, in the case of the Software, the Documentation.

(b)  All Acceptance Tests shall take place at the designated Site(s) in the Operating Environment described in the Statement of Work for the Software Deliverable, commence on the business day following delivery or installation, as applicable, of such Software Deliverable, and be conducted diligently for up to [thirty (30)] days[, or such other period as may be set forth in the relevant Statement of Work] (”Testing Period”). Acceptance Tests shall be conducted by the party responsible therefor as set forth in the applicable Statement of Work or, if the Statement of Work does not specify, [Customer/Developer], provided that:

(i)     for Acceptance Tests conducted by Customer, if requested by Customer, Developer shall make suitable Developer Personnel available to observe or participate in such Acceptance Tests; and

(ii)     for Acceptance Tests conducted by Developer, Customer shall have the right to observe or participate in all or any part of such Acceptance Tests.

[Developer’s performance of, participation in, and observation of Acceptance Testing shall be at Developer’s sole cost and expense.]

(c)  Upon delivery [and installation] of the Aggregate Software under any Statement of Work, additional Acceptance Tests shall be performed on the Aggregate Software as a whole to ensure full operability, integration, and compatibility among all elements of the Aggregate Software (”Integration Testing”). Integration Testing shall be subject to all procedural and other terms and conditions set forth in Section 5. [The scope of Integration Testing on any previously-Accepted Software Deliverable shall be limited to ensuring full operability, integration, and compatibility and Customer shall not have the right to condition its acceptance thereof on Developer’s correction of any nonconformity that could have been, but was not, identified by Customer during initial testing of such Software Deliverable.]

(d)  [Customer may suspend Acceptance Tests and the corresponding Testing Period by written notice to Developer if Customer discovers a [material] Non-Conformity in the tested Software Deliverable or part or feature thereof. In such event, Developer shall immediately, and in any case within 1 days, correct such Non-Conformity, whereupon the Acceptance Tests and Testing Period shall resume for the balance of Testing Period.]

5.5  Notices of Completion, Non-Conformities, and Acceptance. [Within two (2) days following/Immediately upon] the completion of any Acceptance Tests, including any Integration Testing, the party responsible for conducting the tests shall prepare and provide to the other party written notice of the completion of the tests. Such notice shall include a report describing in reasonable detail the tests conducted and the results thereof, including any uncorrected Non-Conformity in the tested Software Deliverable(s).

(a)  If such notice is provided by either party and identifies any Non-Conformities, the parties’ rights, remedies, and obligations will be as set forth in Section 5.6 and Section 5.7.

(b)  If such notice is provided by Customer and identifies no Non-Conformities, such notice shall constitute Customer’s Acceptance of such Software Deliverable or Aggregate Software.

(c)  If such notice is provided by Developer and identifies no Non-Conformities, Customer shall have two ([2]) days to [use such Software Deliverable in the Operating Environment and determine, in the exercise of its [sole/reasonable] discretion, whether it is satisfied that such Software Deliverable or Aggregate Software contains no Non-Conformities, on the completion of which Customer shall, as appropriate:

(i)     notify Developer in writing of Non-Conformities Customer has observed in the Software Deliverable or, in the case of Integration Testing, Aggregate Software, and of Customer’s non-acceptance thereof, whereupon the parties’ rights, remedies, and obligations will be as set forth in Section 5.6 and Section 5.7; or ]

(ii)     provide Developer with a written notice of its Acceptance of such Software Deliverable or Aggregate Software.

5.6   Failure of Acceptance Tests. If Acceptance Tests identify any Non-Conformities, Developer, at Developer’s sole cost and expense, shall remedy all such Non-Conformities and re-deliver the Software Deliverable(s), in accordance with the applicable requirements set forth in Exhibit D as promptly as commercially possible and, in any case, within two (2) days following, as applicable, its:

(a)  completion of such Acceptance Tests, in the case of Acceptance Tests conducted by Developer; or

(b)  receipt of Customer’s notice pursuant to Section 5.5(a) identifying any Non-Conformities, in the case of Acceptance Tests conducted by Customer.

5.7   Repeated Failure of Acceptance Tests. If Acceptance Tests identify any Non-Conformity in any Software Deliverable after a second or subsequent delivery thereof, or Developer fails to re-deliver the Software Deliverable on a timely basis, Customer may, in its sole discretion, by written notice to Developer:

(a)	continue the process set forth in this Section 5;

(b)  accept the Software Deliverable as a nonconforming deliverable, in which case the Fees therefor shall be reduced equitably to reflect the value of the Software Deliverable as received relative to the value of the Software Deliverable had it conformed; or

(c)  deem the failure to be a non-curable material breach of this Agreement and the relevant Statement of Work, and terminate this Agreement and such Statement of Work in accordance with Section 14.3(b).

5.8   Acceptance. Acceptance of each Software Deliverable (subject, where applicable, to Customer’s right to Integration Testing) and Aggregate Software shall occur on the date that is the earliest of the following (each, an “Acceptance”):

(a)  Customer’s delivery of a notice accepting such Software Deliverable pursuant to Section 5.5(b) or [Section 5.5(c)/Section 5.5(c)(ii)];

(b)  Solely if Customer is responsible for performing such Acceptance Tests or Integration Testing in Section 5.4(c), upon the expiration of the Testing Period therefor if Customer has not notified Developer of one or more Non-Conformities prior thereto; or

(c)  Solely if Developer is responsible for performing such Acceptance Tests or Integration Tests, the number of days specified in Section 5.5(c) after Customer receives Developer’s Notice of Completion, if Customer’s fails to respond to such Notice of Completion prior to such date.

6.	Training, Maintenance, and Support.

6.1   Training. With respect to all Software, Developer shall provide Customer with such training as is set forth in the applicable Statement of Work in accordance with the training specifications, including times and locations, set forth in such Statement of Work. [Unless expressly provided in any Statement of Work, all training set forth in such Statement of Work shall be provided at no additional charge to Customer, it being acknowledged and agreed that the development and other Fees include full consideration therefor.] Customer may request, and if so requested, Developer shall provide on a timely basis, [additional] training at the rates specified in Exhibit B.]

6.2   Maintenance and Support. With respect to all Software, Developer shall provide Customer with the Support Services set forth on Exhibit E. Such Support Services shall be provided:

(a)  free of charge, during the Warranty Period, it being acknowledged and agreed by the parties that the development and other Fees include full consideration for such Services during such period; and

(b)  thereafter, for so long as the Customer elects to receive Support and Maintenance Service for such Software, in consideration of Customer’s payment of the Support Fee therefor as determined in accordance with the rates set forth in [Exhibit B/Exhibit E].

7.	Fees and Payment.

7.1   Fees. Subject to all terms and conditions set forth herein, and Developer’s performance of Services to Customer’s [reasonable] satisfaction and Customer’s Acceptance of the applicable Deliverables, Customer shall pay Developer the fees set forth in the applicable Statement of Work (”Fees”). All such Fees shall be determined in accordance with the fees, billing rates, and discounts set forth in Exhibit B.

7.2   Reimbursable Expenses. Customer shall reimburse Developer, in accordance with Customer’s standard expense reimbursement policy in effect from time to time for direct, documented, out-of-pocket [travel and lodging] expenses (”Reimbursable Expenses”) incurred by Developer in performing its obligations, subject to the following:

(a)  All travel arrangements shall conform to Customer’s standard travel policy applicable to its employees in effect from time to time.

(b)  Customer shall only be obligated to reimburse Developer for travel approved in advance by Customer.]

(c)  Customer shall have the right to require that all travel arrangements be made through Customer’s in-house or contracted outside travel agent.]

(d)  Any individual expense item in excess of $50 shall require Customer’s prior written approval.]

Notwithstanding the foregoing or anything else contained in this Agreement, in no event shall license fees, royalties, or other amounts incurred by Developer to any Permitted Subcontractor or for any Third-Party Materials be a Reimbursable Expense[, except to the extent expressly stated otherwise in any Statement of Work for the Services or Work Product to be provided thereunder.]]

7.3     Taxes. All fees set forth herein are [exclusive/inclusive] of taxes. [Customer/Developer] shall be responsible for all sales, use, and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any federal, state, or local governmental entity on any amounts payable by Customer hereunder[, other than any taxes imposed on, or with respect to, Developer’s income, revenues, gross receipts, personnel, real or personal property, or other assets].

7.4  Invoices. Developer shall invoice Customer for Fees and Reimbursable Expenses in accordance with the invoicing schedule and requirements set forth in Exhibit B. Developer shall submit each invoice in [both hard copy and] electronic format, via such delivery means and to such address as are specified by Customer in writing from time to time. If more than one Statement of Work is outstanding, Developer shall provide an aggregate invoice for all Fees being invoiced, together with separate invoices for each Statement of Work. Each separate invoice shall:

(a)  clearly identify the Statement of Work to which it relates, in such manner as is required by Customer;

(b)	list each Fee item and Reimbursable Expense separately;

(c)  include sufficient detail for each line item to enable Customer to verify the calculation thereof;

(d)  [for Fees determined on a time and materials basis, report details of time taken to perform Services, and such other information as Customer requires, on a per-individual basis;]

(e)  be accompanied by all [original] supporting documentation required hereunder for Reimbursable Expenses; and

(f)  include such other information as may be required by Customer as set forth in Exhibit B or the applicable Statement of Work.

7.5	Payment.

(a)  Subject to the terms and conditions of this Section 7.5, Customer shall pay all properly invoiced Fees and Reimbursable Expenses within 10 days after the later of:

(i)	Customer’s receipt of the proper invoice therefor; or

(ii)  the due date for such amounts as set forth in the applicable Statement of Work[, which for Fees based on Developer’s provision of a specified Deliverable shall not be earlier than Customer’s Acceptance of such Deliverable].

(b)   [Customer shall be entitled to a discount of [two percent (2%)] of Fees (but not Reimbursable Expenses) paid within ten (10) days following the due date determined pursuant to Section 7.5(a).]

     (c)    Customer may withhold from payment any amount disputed by Customer in good faith, pending resolution of the dispute[./, provided that Customer:

(i)	timely pays all amounts not subject to dispute;

(ii)  notifies Developer of the dispute prior to the due date, specifying in such notice (A) the amount in dispute, and (B) the reason for the dispute set out in sufficient detail to facilitate investigation by Developer and resolution by the parties;

(iii)	works with Developer in good faith to resolve the dispute promptly; and

(iv)	promptly pays any amount determined to be due by resolution of the dispute.]

Developer shall continue performing its obligations in accordance with this Agreement notwithstanding any such dispute or actual or alleged nonpayment that is the subject of the dispute, pending its resolution.

(d)   All payments hereunder shall be in US dollars and made, at Customer’s option, by check or wire transfer or the other ways agreed by both sides of developer and customer. Payments shall be made to the address or account specified in Exhibit B or such other address or account as is specified by Developer in writing from time to time, provided that Developer shall give Customer at least ten 10 days’ prior notice of any account, address or other change in payment instructions. Customer will not be liable for any late or misdirected payment caused by Developer’s failure to provide timely notice of any such change.

7.6   Form of Payment. All payments hereunder will be in US dollars or made, at Customer’s option. Payments will be made to the address or account specified by Developer in writing from time to time, provided that Developer shall give Customer at least 10 business days’ prior notice of any account, address, or other change in payment instructions. Customer will not be liable for any late or misdirected payment caused by Developer’s failure to provide timely notice of any such change.

7.7   Payment Disputes. Customer may withhold from payment any and all payments and amounts Customer disputes in good faith, pending resolution of such dispute, provided that Customer:

(a)	timely renders all payments and amounts that are not in dispute;

(b)	notifies Developer of the dispute prior to the due date for payment, specifying in such notice:

(i)	the amount in dispute; and

(ii)  the reason for the dispute set out in sufficient detail to facilitate investigation by Developer and resolution by the parties;

(c)	works with Developer in good faith to resolve the dispute promptly; and

(d)	promptly pays any amount determined to be payable by resolution of the dispute].

Developer shall not withhold any Services or fail to perform any obligation hereunder by reason of Customer’s good faith withholding of any payment or amount in accordance with this Section 7.7 or any dispute arising therefrom.

7.8	Firm Pricing/Fee Changes.

(a)  [Except as provided in this Section 7.2, t/T]he Fees set forth in Exhibit B are firm and shall not be modified during the Term.

(b)  [Subject to Section 7.8(c), Developer may increase the Fees, effective on any anniversary of the Effective Date, provided, however, that:

(i)     no increase in Fees made prior to the first anniversary of the Support Commencement Date for any Software shall apply with respect to Support Services for such Software; and

(ii)    no increase in Fees shall apply with respect to any previously agreed Services or Work Product under any Statement of Work executed before the effective date of such increase.

(c)	With respect to any increase in Fees, Developer shall:

(i)	give Customer at least 90 days’ prior written notice of any such change; and

(ii)  only increase Fees to reflect its actual cost increases and, in any case, not increase Fees by a percentage that exceeds [80% of] the percentage by which then most-recently published (”CPI”) exceeds the CPI as of the Effective Date or, if later, the immediately preceding change in such billing rate, if any.

No increase in Fees shall be effective unless made fully in compliance with the provisions of this Section 7.2.

7.9   Most Favored Pricing. At all times during the Term, the Fees and other charges hereunder shall be the lowest fees and rates contemporaneously charged by Developer to any of its customers for similar volumes of goods and services of the same or comparable type and scope. If at any time Developer charges any comparable customer a lower fee, rate, or price for similar volumes of such comparable goods or services than the corresponding Fees charged hereunder, Developer shall immediately apply such lower rate or amount, as applicable, for all comparable Deliverables, Services, and other Work Product provided to Customer. Such lower rates or amounts, as applicable, shall apply retroactively to the date on which Developer began charging them to such comparable customer.]

7.10  Right of Set-off. Without prejudice to any other right or remedy it may have, Customer reserves the right to set-off at any time any amount owing to it by Developer against any amount payable by Customer to Developer under this Agreement [or otherwise].]

7.11  Auditing Rights and Required Records. During the Term [and for [5] year[s] after expiration thereof], Developer shall maintain complete and accurate books and records regarding its business operations relevant to the calculation of Fees, Reimbursable Expenses, and any other information relevant to Developer’s representations, warranties, and covenants under this Agreement. During the Term [and for [5] year[s] thereafter], upon Customer’s request, Developer shall make such books and records, and appropriate personnel, available during normal business hours for inspection or audit by Customer or its authorized representative, provided that Customer shall:

(a)	provide Developer with [at least30 days] prior notice of any audit;

(b)	undertake an audit no more than once per calendar year; and

(c)  conduct or cause to be conducted such audit in a manner designed to minimize disruption of Developer’s normal business operations.

Customer will pay the cost of such audits unless an audit reveals an overbilling or over-reporting of [five] percent (5%) or more, in which case Developer shall reimburse Customer for the [reasonable] cost of the audit. Developer shall immediately upon notice from Customer pay Customer the amount of any overpayment revealed by the audit, together with any reimbursement pursuant to the preceding sentence.]

8.	Confidentiality.

8.1  Confidential Information. In connection with this Agreement, each party (the “Disclosing Party”) may disclose or make available Confidential Information to the other party (the “Receiving Party”). Subject to Section 8.1, “Confidential Information” means information in any form or medium (whether oral, written, electronic, or other) that the Disclosing Party considers confidential or proprietary, including information consisting of or relating to the Disclosing Party’s technology, trade secrets, know-how, business operations, plans, strategies, customers, and pricing, and information with respect to which the Disclosing Party has contractual or other confidentiality obligations, in each case whether or not marked, designated or otherwise identified as “confidential.” [Without limiting the foregoing, the financial terms and existence of this Agreement are the Confidential Information of [Customer/ both Parties].]

8.2  Exclusions. Confidential Information does not include information that[ the Receiving Party can demonstrate by written or other documentary records]: (a) was rightfully known to the Receiving Party without restriction on use or disclosure prior to such information’s being disclosed or made available to the Receiving Party in connection with this Agreement; (b) was or becomes generally known by the public other than by the Receiving Party’s or any of its Representatives’ non-compliance with this Agreement; (c) was or is received by the Receiving Party on a non-confidential basis from a third party that[, to the Receiving Party’s knowledge,] was not or is not, at the time of such receipt, under any obligation to maintain its confidentiality; or (d) [the Receiving Party can demonstrate by written or other documentary records] was or is independently developed by the Receiving Party without reference to or use of any Confidential Information.

8.3  Protection of Confidential Information. As a condition to being provided with any disclosure of or access to Confidential Information, the Receiving Party shall for three years:

(a)  not access or use Confidential Information other than as necessary to exercise its rights or perform its obligations under and in accordance with this Agreement;

(b)  except as may be permitted by and subject to its compliance with The Receiving Party shall be responsible for any breach of or non-compliance with this Section 8 by any of its Representatives., not disclose or permit access to Confidential Information other than to its Representatives who: (i) need to know such Confidential Information for purposes of the Receiving Party’s exercise of its rights or performance of its obligations under and in accordance with this Agreement; (ii) have been informed of the confidential nature of the Confidential Information and the Receiving Party’s obligations under this Section 8.3; and (iii) are bound by [written] confidentiality and restricted use obligations at least as protective of the Confidential Information as the terms set forth in this Section 8.3;

(c)  safeguard the Confidential Information from unauthorized use, access or disclosure using at least the degree of care it uses to protect its [most/similarly] sensitive information and in no event less than a reasonable degree of care; and

(d)  ensure its Representatives’ compliance with, and be responsible and liable for any of its Representatives’ noncompliance with, the terms of this Section 8.

The Receiving Party shall be responsible for any breach of or non-compliance with this Section 8 by any of its Representatives.

8.4  Compelled Disclosures. If the Receiving Party or any of its Representatives is compelled by applicable Law to disclose any Confidential Information then, to the extent permitted by applicable Law, the Receiving Party shall: (a) promptly, and prior to such disclosure, notify the Disclosing Party in writing of such requirement so that the Disclosing Party can seek a protective order or other remedy, or waive its rights under Section 8.2; and (b) provide reasonable assistance to the Disclosing Party[, at the Disclosing Party’s sole cost and expense,] in opposing such disclosure or seeking a protective order or other limitations on disclosure. If the Disclosing Party waives compliance or, after providing the notice and assistance required under this Section 8.4, the Receiving Party remains required by Law to disclose any Confidential Information, the Receiving Party shall disclose only that portion of the Confidential Information that[, on the advice of the Receiving Party’s [outside] legal counsel, ]the Receiving Party is legally required to disclose [and, upon the Disclosing Party’s request, shall use commercially reasonable efforts to obtain assurances from the applicable court or other presiding authority that such Confidential Information will be afforded confidential treatment].

9.	Intellectual Property Rights.

9.1	Customer Ownership of Work Product.

[Except as set forth in Section 9.3,] Customer is and will be the sole and exclusive owner of all right, title, and interest in and to all Work Product, including all Intellectual Property Rights therein. In furtherance of the foregoing[, subject to Section 9.3]:

(a)  Developer shall create all Work Product as work made for hire as defined in Section 101 of the Copyright Act of 1976; and

(b)  To the extent any Work Product or Intellectual Property Right therein does not qualify as, or otherwise fails to be, work made for hire, Developer shall, and hereby does:

(i)     assign, transfer, and otherwise convey to Customer, irrevocably and in perpetuity, throughout the universe, all right, title, and interest in and to such Work Product, including all Intellectual Property Rights therein; and

(ii)    irrevocably waive any and all claims Developer may now or hereafter have in any jurisdiction to so-called “moral rights” or rights of droit moral with respect to the Work Product.

9.2  Further Actions. Developer shall, and shall cause the Developer Personnel to, take all appropriate action and execute and deliver all documents necessary or reasonably requested by Customer to effectuate any of the provisions or purposes of Section 9.1 or otherwise, as may be necessary or useful for Customer to prosecute, register, perfect, record, or enforce its rights in or to any [Customer-Owned] Work Product or any Intellectual Property Right therein. Developer hereby appoints Customer as Developer’s attorney-in-fact with full irrevocable power and authority to take any such actions and execute any such documents if Developer refuses, or within a period deemed reasonable by Customer otherwise fails, to do so.

9.3  [Background Technology [and/,]]Approved Third-Party Materials[, and Approved Open Source Components].

(a)  [Developer is and will remain the sole and exclusive owner of all right, title, and interest in and to the Background Technology, including all Intellectual Property Rights therein, subject to the license granted in Section 10.1.]

     (b)  Ownership of all Approved Third-Party Materials, and all Intellectual Property Rights therein, is and will remain with the respective owners thereof, subject to any express licenses or sublicenses granted to Customer pursuant to or in accordance with this Agreement.

(c)  [Ownership of all Approved Open Source Components, and all Intellectual Property Rights therein, is and will remain with the respective owners thereof, subject to Customer’s rights under the applicable Open Source Licenses.]

9.4  Customer Materials. Customer and its licensors are and will remain the sole and exclusive owners of all right, title, and interest in and to the Customer Materials, including all Intellectual Property Rights therein. Developer shall have no right or license to, and shall not, use any Customer Materials except solely during the Term of the Statement of Work(s) for which they are provided to the extent necessary to perform the Services and provide the Work Product to Customer. All other rights in and to the Customer Materials are expressly reserved by Customer.

10.	Licenses.

10.1  [Background Technology License. Developer hereby grants to Customer such rights and licenses with respect to the Background Technology that will allow Customer to use and otherwise exploit perpetually throughout the universe for all or any purposes whatsoever [the Work Product, to the same extent as if Customer owned] the Background Technology, without incurring any fees or costs to Developer (other than the Fees and Reimbursable Expenses set forth herein) or any other Person in respect of the Background Technology. In furtherance of the foregoing, such rights and licenses shall:

(a)	be irrevocable, perpetual, fully paid-up, and royalty-free;

(b)  include the rights to use, reproduce, perform (publicly or otherwise), display (publicly or otherwise), modify, improve, create derivative works of, distribute, import, make, have made, sell, and offer to sell the Background Technology, including all such modifications, improvements, and derivative works thereof[, solely as part of, or as necessary to use and exploit, the Work Product]; and

(c)  be freely assignable and sublicensable[, in each case solely in connection with the assignment or licensing of the Work Product or any portion, modification, or derivative work thereof, and only to the extent necessary to allow the assignee or sublicensee, as the case may be, to use and exploit the Work Product or portion, modification, improvement, or derivative work thereof].

Developer reserves all rights in the Background Technology not expressly granted to Customer herein.]

10.2  Customer Materials. Customer hereby grants to Developer the limited, royalty-free, non-exclusive right and license to Customer Materials solely as necessary to incorporate such Customer Materials into, or otherwise use such Customer Materials in connection with creating, the Work Product. The term of such license shall commence upon Customer’s delivery of the Customer Materials to Developer, and shall terminate upon Customer’s acceptance or rejection of the Work Product to which the Customer Materials relate. Subject to the foregoing license, Customer reserves all rights in the Customer Materials. Customer Materials shall be deemed Customer’s Confidential Information.

10.3	Approved Third-Party Materials.

(a)  Developer hereby grants, or prior to the delivery date for any Deliverables under the Initial Statement of Work shall procure for Customer the grant of, such licensed rights in the Approved Third-Party Materials set forth in Exhibit C.

(b)  [On or prior to the execution of each Statement of Work/Not later than the date specified in any Statement of Work, ]Developer shall secure for Customer, at Developer’s sole cost and expense, such rights, licenses, consents, and approvals as are specified in Exhibit C or such Statement of Work.

(c)  All royalties, license fees, or other consideration payable in respect of such licenses are included in the Fees specified in each Statement of Work unless such Statement of Work expressly states otherwise. Any additional amounts shall be the sole responsibility of Developer.

10.4  Approved Open Source Components. Any use of the Approved Open Source Components by the Customer will be governed by, and subject to, the terms and conditions of the applicable Open Source Licenses.]

11.	Representations and Warranties.

11.1	Mutual Representations and Warranties.

Each party represents and warrants to the other party that:

(a)  it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the Laws of its jurisdiction of incorporation or organization;

(b)  it has the full right, power, and authority to enter into this Agreement, to grant the rights and licenses granted hereunder, and to perform its obligations hereunder;

(c)  the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary [corporate/organizational] action of the party; and

(d)  when executed and delivered by both parties, this Agreement will constitute the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms.

11.2  Additional Representations and Warranties. Developer represents and warrants to Customer that:

(a)  it will perform all Services in a professional and workmanlike manner in accordance with [best/generally recognized/commercially reasonable] industry standards and practices for similar services, using personnel with the requisite skill, experience, and qualifications, and shall devote adequate resources to meet its obligations under this Agreement;

(b)  It is in compliance with, and will perform all Services in compliance with, all applicable Law;

(c)  Customer will receive good and valid title to all Work Product, free and clear of all encumbrances and liens of any kind;

(d)  When delivered [and installed by Developer], no Software Deliverable will contain any Harmful Code;

(e)  All Work Product, including all updates, upgrades, new versions, new releases, enhancements, improvements, and other modifications thereof, but excluding Customer Materials, [and] Approved Third-Party Materials[, and Approved Open Source Components], is or will be the original creation of Developer;

(f)  As delivered, installed, specified, or approved by Developer and used by Customer or any Third Party authorized by Customer[, in accordance with this Agreement and the Documentation], the Work Product (excluding Customer Materials): (i) will not infringe, misappropriate, or otherwise violate any Intellectual Property Right or other right of any third party; and (ii) will comply with all applicable Laws.

11.3	Performance Warranty and Limited Remedy.

(a)	Developer warrants that during the Warranty Period therefor:

(i)           all Software will be, and as installed in the Operating Environment (or any successor thereto) and used in accordance with the Documentation will function in all respects, in conformity with this Agreement and the Specifications and Documentation therefor; and

(ii)          any media on which any Software Deliverable is delivered will be free of damage or defect in design, material, and workmanship, and will remain so under ordinary use as contemplated by this Agreement and the Specifications and, with respect to the Software component thereof, the Documentation therefor.

(b)     If the Developer breaches any of the warranties set forth in Section 11.3(a), Developer shall, upon written notice from Customer and at Developer’s sole cost and expense, remedy such breach in accordance with Exhibit E, including the time periods set forth therein. In the event Developer fails to remedy such breach on a timely basis, Customer shall be entitled to such remedies as are specified in Exhibit E or as may otherwise be available under this Agreement, at law, or in equity for Developer’s breach of its Support Services obligations. Nothing in this Section 11.3(b) shall limit Customer’s right to indemnification pursuant to Section 12.1.

11.4  DISCLAIMER. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, WITH RESPECT TO THIS AGREEMENT.

12.	Indemnification.

12.1  General Indemnification. Developer shall defend, indemnify, and hold harmless Customer and each of Customer’s Affiliates and its and their respective officers, directors, employees, agents, contractors, successors, and assigns (each, a “Customer Indemnitee”) from and against any and all Losses incurred by the Customer Indemnitee resulting from any Action by a third party (other than an Affiliate of the Customer Indemnitee) [to the extent that such Losses/that] arise out of or result from, or are alleged to arise out of or result from:

(a)  Developer’s breach of any representation, warranty, covenant, or obligation of Developer (including any action or failure to act by any Permitted Subcontractor that, if taken or not taken by Developer, would constitute such a breach by Developer) under this Agreement; or

(b)  any [action or failure to take a required action/negligence/gross negligence] or more culpable act or omission (including recklessness or willful misconduct) in connection with the performance or activity required by or conducted in connection with this Agreement by Developer or any Permitted Subcontractor in connection with performing Services under this Agreement.

12.2  Indemnification Procedure. Customer will promptly notify Developer in writing of any Action for which it seeks to be indemnified pursuant to Section 12.1 and cooperate with Developer at Developer’s sole cost and expense. Developer shall immediately take control of the defense and investigation of such Action and shall employ counsel [of its choice/reasonably acceptable to Customer] to handle and defend the same, at Developer’s sole cost and expense. Developer shall not settle any Action in a manner that adversely affects the rights of Customer or any Customer Indemnitee without Customer’s prior written consent[, which shall not be unreasonably withheld or delayed]. Customer’s failure to perform any obligations under this Section 12.2 will not relieve Developer of its obligations under Section 12.1 except to the extent that Developer can demonstrate that it has been [materially] prejudiced as a result of such failure. Customer may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

12.3	Infringement Remedy.

(a)  If any Software or any component thereof, other than Customer Materials, is found to be infringing or if any use of any Software or any component thereof is enjoined, threatened to be enjoined, or otherwise the subject of an infringement claim, Developer shall, at Developer’s sole cost and expense:

(i)     procure for Customer the right to continue to use such Software or component thereof to the full extent contemplated by this Agreement; or

(ii)    modify or replace the materials that infringe or are alleged to infringe (”Allegedly Infringing Materials”) to make the Software and all of its components non-infringing while providing fully equivalent features and functionality.

(b)  If neither of the foregoing is possible notwithstanding Developer’s [best/commercially reasonable] efforts then Developer may direct Customer to cease any use of any materials that have been enjoined or finally adjudicated as infringing, provided that Developer shall:

(i)     refund to Customer all amounts paid by Customer in respect of such Allegedly Infringing Materials [and any other aspects of the Aggregate Software provided under the Statement of Work for the Allegedly Infringing Materials that Customer cannot reasonably use as intended under this Agreement]; and

(ii)    in any case, at its sole cost and expense, secure the right for Customer to continue using the Allegedly Infringing Materials for a transition period of up to [NUMBER IN WORDS] ([NUMBER]) month[s] to allow Customer to replace the affected features of the Software without disruption.

(c)  If developer directs Customer to cease using any Software pursuant to Section 12.3(b), Customer shall have the right to terminate any or all then-outstanding Statements of Work [and this Agreement] for cause pursuant to Section 14.3(b)(i).

(d)  The remedies set forth in this Section 12.3 are in addition to, and not in lieu of[, all other remedies that may be available to Customer under this Agreement or otherwise, including] Customer’s right to be indemnified for such Actions.

13.	Limitations of Liability.

13.1  EXCLUSION OF INDIRECT DAMAGES. EXCEPT AS OTHERWISE PROVIDED IN SECTION 13.3, IN NO EVENT WILL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT, INCLUDING ANY STATEMENT OF WORK, FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.2  [CAP ON MONETARY LIABILITY. EXCEPT AS OTHERWISE PROVIDED IN SECTION 13.3, IN NO EVENT WILL EITHER PARTY’S LIABILITY UNDER [THIS AGREEMENT/ANY STATEMENT OF WORK], EXCEED [[NUMBER IN WORDS] ([NUMBER]) TIMES] THE AGGREGATE FEES AND REIMBURSABLE EXPENSES UNDER [THIS AGREEMENT/SUCH STATEMENT OF WORK] (INCLUDING AMOUNTS ALREADY PAID AND AMOUNTS THAT HAVE ACCRUED BUT NOT YET BEEN PAID) [IN THE [NUMBER] [YEARS/MONTHS] PRECEDING THE EVENT GIVING RISE TO THE CLAIM].]

13.3  [Exceptions. The exclusions and limitations in Section 13.1 and Section 13.2 shall not apply to:

(a)  Losses arising out of or relating to a party’s failure to comply with its obligations under Section 8 (Confidentiality) or Section 8 (Intellectual Property Rights);

(b)	a party’s indemnification obligations under Section 12 (Indemnification);

(c)	Losses arising out of or relating to a party’s gross negligence, willful misconduct, or intentional acts;

(d)  Losses for death, bodily injury, or damage to real or tangible personal property arising out of or relating to a party’s negligent or more culpable acts or omissions; [or]

(e)	Losses to the extent covered by a party’s insurance[; or

(f)	a party’s obligation to pay attorneys’ fees and court costs in accordance with Section 15.18].]

14.	Term and Termination.

14.1  Term. The [initial] term of this Agreement commences as of the Effective Date and continues in effect until five (5) year[s] from such date unless terminated earlier pursuant to any of its express provisions (the “[Initial] Term”).

14.2  Renewal. Unless this Agreement is terminated earlier pursuant to any of its express provisions, Customer may renew this Agreement for additional successive 5 year terms by providing Developer with written notice/this Agreement automatically renews for additional successive 5 year terms unless and until [either Party/Customer] provide[s] written notice of non-renewal] at least 30 days prior to the end of the then-current term (each a “Renewal Term” and, collectively, together with the Initial Term, the “Term”).]

14.3	Termination.

(a)  Customer may terminate, at any time without cause, and without incurring any additional obligation, liability or penalty:

(i)	this Agreement, by written notice to Developer;

(ii)   Support Services for all or any Software, by providing at least five (5) days’ prior written notice to Developer; or

                                 (iii)  except as may be set forth in therein, any Statement of Work, by providing at least five (5) days’ prior written notice to Developer.

(b)  Either party may terminate this Agreement, the Support Services, and any outstanding Statement[s] of Work, effective upon written notice to the other party, if the other party [materially] breaches this Agreement, Support Services, or such Statement[s] of Work, and such breach:

(i)	is incapable of cure; or

(ii)  being capable of cure, remains uncured five (5) days after the breaching party receives written notice thereof.

(c)  Either party may terminate this Agreement, the Support Services, and all Statements of Work by written notice to the other party if the other party:

(i)	becomes insolvent or admits inability to pay its debts generally as they become due;

(ii)  becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law which is not fully stayed within [seven] (7) business days or is not dismissed or vacated within [forty-five] (45) days after filing;

(iii)	is dissolved or liquidated or takes any corporate action for such purpose;

(iv)	makes a general assignment for the benefit of creditors; or

(v)    has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

14.4	Effect of Expiration or Termination.

(a)  Termination of this Agreement shall not effectuate a termination of Support Services or any Statement of Work then in effect and not otherwise expressly terminated, and the terms and conditions set forth herein shall continue in effect with respect to any such Support Services and Statements of Work until their expiration or termination as set forth herein.

(b)	Upon any expiration or termination of any Support Services or Statement of Work:

(i)     Developer shall (A) with respect to termination of a Statement of Work, promptly deliver to Customer all Work Product generated by Developer under such Statement of Work (whether complete or incomplete); (B) provide reasonable cooperation and assistance to Customer [upon Customer’s written request and at Customer’s expense ] in transitioning the Services to an alternate service provider; and (C) on a pro rata basis, repay all amounts, if any, paid in advance for any Services or Work Product that have not been provided.

(ii)     All licenses granted to Developer in the Customer Materials with respect to such Services or Statement of Work shall immediately and automatically also terminate, and Developer shall promptly return to Customer all Customer Materials not required by Developer for continuing Support Services or Statements of Work hereunder, if any.

(iii)     Developer shall (A) return to Customer all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on Customer’s Confidential Information; (B) permanently erase Customer’s Confidential Information from its computer systems; and (C) certify in writing to Customer that it has complied with the requirements of this Section 14.4(b)(iii), in each case to the extent such materials are not required by Developer for continuing Support Services or Statements of Work hereunder, if any.

(c)  If Customer terminates any Support Services or Statement of Work pursuant to Section 14.3(b), Customer shall be relieved of any obligation to pay any Fees thereunder[, and Developer shall promptly refund to Customer all Fees previously paid in respect thereof. In such event, Customer shall not retain any rights in or to the Deliverables thereunder (other than Customer Materials)].

(d) Except as set forth in Section 14.4(c), if this Agreement terminates early Customer will remain obligated to pay Fees for all Services and Work Product received before the effective date of such termination.

(e)  [Except as set forth in Section 14.4(c)[, no/No]] expiration or termination of this Agreement will affect Customer’s rights in any of the Deliverables.

14.5  Survival. The rights and obligations of the parties set forth in this Section 14.5 and Section 1, Section 8.1, Section 8, Section 10.1, Section 10.3[, Section 10.4], Section 12, Section 13, and Section 14, and any right or obligation of the parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration.

15.	Miscellaneous.

15.1  Effect of Developer Bankruptcy. All rights and licenses granted by Developer under this Agreement are and will be deemed to be rights and licenses to “intellectual property,” and all Work Product is and will be deemed to be “embodiment[s]” of “intellectual property,” for purposes of, and as such terms are used in and interpreted under, Section 365(n) of the United States Bankruptcy Code (the “Code”) (11 U.S.C. § 365(n)). Customer shall have the right to exercise all rights and elections under the Code and all other applicable bankruptcy, insolvency and similar laws with respect to this Agreement and the subject matter hereof. [Without limiting the generality of the foregoing, Developer acknowledges and agrees that, if Developer or its estate shall become subject to any bankruptcy or similar proceeding:

(a)  subject to Customer’s rights of election, all rights and licenses granted to Customer under this Agreement will continue subject to the terms and conditions of this Agreement, and will not be affected, even by Developer’s rejection of this Agreement; and

(b)  Customer shall be entitled to a complete duplicate of (or complete access to, as appropriate) all such intellectual property and embodiments of intellectual property, and the same, if not already in Customer’s possession, shall be promptly delivered to Customer, unless Developer elects to and does in fact continue to perform all of its obligations under this Agreement.]

15.2  Further Assurances. On a party’s reasonable request, the other party shall, at such other party’s sole cost and expense, execute and deliver all such documents and instruments, and take all such further actions, necessary to give full effect to this Agreement.

15.3  Relationship of the Parties. The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

15.4  Public Announcements. Neither party shall issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement or, unless expressly permitted under this Agreement, otherwise use the other party’s trademarks, services marks, trade names, logos, domain names, or other indicia of source, association, or sponsorship, in each case, without the prior written consent of the other party.

15.5  Notices. [Except as otherwise expressly set forth in this Agreement, a/A]ll notices, requests, consents, claims, demands, waivers, and other communications under this Agreement have binding legal effect only if in writing and addressed to a party as follows (or to such other address or such other person that such party may designate from time to time in accordance with this Section 15.5).

If to Developer:
Email: tuozhang@xinyuan.cn Attention: LEO ZHANG

If to Customer:
Email: kentc@55.com Attention: Kent Cai

Notices sent in accordance with this Section shall be deemed effectively given: (a) when received, if delivered by hand, with signed confirmation of receipt; (b) when received, if sent by a nationally recognized overnight courier, signature required; (c) when sent, if by facsimile [or email], ([in each case,] with confirmation of transmission), if sent during the addressee’s normal business hours, and on the next business day, if sent after the addressee’s normal business hours; and (d) on the [ORDINAL NUMBER] day after the date mailed by certified or registered mail, return receipt requested, postage prepaid.

15.6   Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” are deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (e) words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to sections, exhibits, attachments and appendices mean the sections of, and exhibits, attachments and appendices attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The parties intend this Agreement to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The exhibits, attachments, and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

15.7   Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

15.8  Entire Agreement. This Agreement[, together with [the [OTHER DOCUMENTS]/any other documents incorporated herein by reference]], constitutes the sole and entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. [In the event of any inconsistency between the statements made in the body of this Agreement, the related exhibits, schedules, attachments and appendices [(other than an exception expressly set forth as such therein)] and [[OTHER DOCUMENTS]/any other documents incorporated herein by reference], the following order of precedence governs: (a) first, this Agreement, excluding its exhibits, schedules, attachments and appendices; (b) second, the exhibits, schedules, attachments and appendices to this Agreement as of the Effective Date; and (c) third, any other documents incorporated herein by reference/[OTHER PRECEDENCE].]

15.9  Assignment. Developer shall not assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law, or otherwise, without Customer’s prior written consent[, which consent Customer [shall not unreasonably withhold or delay/may give or withhold in its sole discretion]]. [For purposes of the preceding sentence, and without limiting its generality, any merger, consolidation, or reorganization involving Developer (regardless of whether Developer is a surviving or disappearing entity) will be deemed to be a transfer of rights, obligations, or performance under this Agreement for which Customer’s prior written consent is required.] No delegation or other transfer will relieve Developer of any of its obligations or performance under this Agreement. Any purported assignment, delegation, or transfer in violation of this Section 15.9 is void. Customer may freely assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations or performance, under this Agreement without Developer’s consent. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective permitted successors and assigns.

15.10 Export Regulation. Customer shall not itself, or permit any third parties to, export, re-export, or release, directly or indirectly, any Software to any country or jurisdiction to which the export, re-export or release of any Software (a) is prohibited by applicable Law or (b) without first completing all required undertakings (including obtaining any necessary export license or other governmental approval).

15.11 Force Majeure.

(a)  Force Majeure Events. In no event shall either party be liable or responsible to the other party, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement when and to the extent such failure or delay is caused by any [of the following] circumstances beyond such party’s reasonable control ([each] a “Force Majeure Event”) [including/:] acts of God, flood, fire, earthquake or explosion, war, terrorism, invasion, riot or other civil unrest, embargoes, or blockades in effect on or after the date of this Agreement, national or regional emergency, strikes, labor stoppages, or slowdowns or other industrial disturbances, passage of Law or any action taken by a governmental or public authority, including imposing an embargo, export or import restriction, quota, or other restriction or prohibition or any complete or partial government shutdown, or national or regional shortage of adequate power or telecommunications or transportation. Customer may terminate this Agreement if a Force Majeure Event affecting Developer continues substantially uninterrupted for a period of [30/[NUMBER]] days or more.

(b)  Affected Party Obligations. In the event of any failure or delay caused by a Force Majeure Event, the affected party shall give prompt notice to the other party, stating the period of time the occurrence is expected to continue and use diligent efforts to end the failure or delay and minimize the effects of such Force Majeure Event.]

15.12 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer on any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

15.13 Amendment and Modification; Waiver. No amendment to or modification of [or rescission, termination or discharge of] this Agreement is effective unless it is in writing [, identified as an amendment to [or rescission, termination or discharge of] this Agreement] and signed by [an authorized representative of] each party. No waiver by any party of any of the provisions hereof is effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

15.14 Severability. If any provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

15.15  Governing Law; Submission to Jurisdiction. This Agreement is governed by and construed in accordance with the internal laws of the State of [STATE] without giving effect to any choice or conflict of law provision or rule that would require or permit the application of the laws of any jurisdiction other than those of the State of [STATE]. Any legal suit, action, or proceeding arising out of [or related to] this Agreement or the licenses granted hereunder [will/may] be instituted [exclusively] in the federal courts of the United States or the courts of the State of [STATE] in each case located in the city of [CITY] and County of [COUNTY], and each party irrevocably submits to the [exclusive] jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such party’s address set forth herein will be effective service of process for any suit, action, or other proceeding brought in any such court.

15.16  Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.]

15.17  Equitable Relief. Each party acknowledges that a breach or threatened breach by a party of Section 8 or Section 8 would cause the other party irreparable harm for which monetary damages would not be an adequate remedy and agrees that, in the event of such breach or threatened breach, the other party will be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from any court, without any requirement to post a bond or other security, or to prove actual damages or that monetary damages are not an adequate remedy. Such remedies are not exclusive and are in addition to all other remedies that may be available at law, in equity, or otherwise.

15.18  Attorneys’ Fees. In the event that any action, suit, or other legal or administrative proceeding is instituted or commenced by either party hereto against the other party arising out of [or related to] this Agreement, the prevailing party is entitled to recover its [reasonable/actual] attorneys’ fees and court costs from the non-prevailing party.]

15.19  Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. [A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

BGA FOUNDATION LTD			Unicorn Investment Limited

By:	/s/	Seal of BGA	By:	/s/	Wu Longming (with
FOUNDATION LTD			seal of Unicorn Investment Limited)
Name:			Name:	Wu Longming
Title:			Title:

EXHIBIT A

STATEMENTS OF WORK, BUSINESS REQUIREMENTS SPECIFICATION, AND RFP EXHIBIT B

FEES EXHIBIT C

APPROVED THIRD-PARTY MATERIALS AND APPROVED OPEN SOURCE COMPONENTS EXHIBIT D

DELIVERY, TESTING, AND ACCEPTANCE CRITERIA EXHIBIT E

SUPPORT SERVICES

EXHIBIT A

STATEMENTS OF WORK, BUSINESS REQUIREMENTS SPECIFICATION, AND RFP

Initial Statement of Work

This Initial Statement of Work is entered into by and between BGA Foundation LTD

(“BGA”) and Unicorn Investment Limited (“Unicorn”) and is hereby incorporated into and made a part of Master Services Agreement (the “Agreement”), effective as of August 15, 2019 by and between BGA and Unicorn Unless otherwise defined herein, all capitalized terms that are used in this Initial Statement of Work will have the meanings given to such terms in the Agreement.

The effective date of this Initial Statement of Work is July 01 2019.

1.	GENERAL INFORMATION

Name of Software:	Digital Currency Exchange Platform
Object of Software Development Service:

(1) Provide a complete and effective set of configuration management for institutes, end users and other rollers; authority control function available on platform.

(2) Platform maintainers can observe and inspect operation status through monitoring module.

(3) B/S structure, benefit for fault tolerance and easier system upgrade

(4) The deployment on platform is subject to principle of easy-to-use.

(5) Provide stable & reliable operation; support high concurrency.

(6) High extensions and good standardization, to meet the technical requirements of trade matching.

(7) Provide complete know-how files: demand features analysis, system design, platform operation, use training

(8) Good Second development; support tailored development need.

Project start date:	2019-07-01
Completion date:	2020-06-30
Unicorn Project Manager	Name: Leo Zhang Email: tuozhang@xinyuan.cn
BGA Project Manager	Name: Kent Cai Email: kentc@55.com

2.	FUNCTIONAL SPECIFICATION

System, Product	Function	Description
Core Trading Module	Memory matching Motor	transaction efficiency and concurrency, etc
	Aggregated transaction	Access to 10 exchanges for liquidity; order at the best price, etc
	Intelligent routing function	To realize order splitting and splitting order transaction module
	One button arbitrage function	Add two-way single order function to realize quantitative arbitrage;
	K-line module optimization	Increase loading speed; increase K-line function
Token Management Module	Token Wallet	Increase currency type, such as TRX, BCH, LTC, etc; Existing currency types, such as ERC20–USDT, etc;
	Deposit/Withdrawal	Support Fiat deposit Add the automatic audit configuration module of withdrawal;
	Accounts and Assets	Supports multiple accounts under the same user, such as spot trading, Fiat trading, OTC; supports mutual transfer of account assets, etc
	Hot wallet management	Upgrade the risk control module of wallet, automatic alarm, etc
	Cold wallet management	Upgrade to offline cold wallet; QR code scanning module;
Customer Counter Module	Front page	Upgrade the overall UI / UX framework;
	Transaction section	Launch the transaction section of Premium Brand Token
	ATO Subscription function	Supports first come first served, prorated allocation;
	Login/registration	Add single-point log-in support; add human-computer verification function; add user on boarding guidance process, etc
	Trading Center	Add K-line; optimize loading speed; add market price list / price limiting order / stop gain & stop loss order; Add depth map; etc
	Asset management	Management function of asset recharge and extraction; optimization of asset freezing function; optimization of currency sorting function, etc.

	Order management	Screening function of transaction record; improving recharge confirmation speed, etc
	Security management	Add the encryption function of verification code signature during data transmission; add the authorization module of background signature; add the anti phishing module; add the white list function of coin raising; upgrade the monitoring module, etc
	Others	Server migration; data migration AWS;
Operation Management Module	Operation statistics	Increase the burying point of the funnel model; optimize the statistical function of the operation data; increase error log analysis, etc.
	On listing	Optimize the audit process of listing, etc
	CMS module	Add the CMS module, etc
	Reporting/statistics accounting	Add the export function of the customized report, etc
	Voting system	Voting for listing function, etc
	Airdrop	Personalized configuration of air drop; air drop access of operation activities, etc
	KYC/AML	Add KYC multi-level audit; add customization support of KYC in different countries and regions; add the AML function, etc
	Mobility management	Optimize the interface of market makers; provide the interface of institutional inquiry; provide the interface of institutional batch transactions, etc
	Customer service	Optimize customer service management system, etc
APP APP/H5	IOS	Overall UI / UX iteration; PC2.0 transplanting function, etc
	Android	Overall UI / UX iteration; PC2.0 transplanting function, etc
	H5	Overall UI / UX iteration; develop operation activity procedures, such as big turntable, guess the rise and fall
OTC Trading System OTC Module	Entry order module	Increase the payment channel; increase the interface of the acceptor; etc
	IM module	In station message notification function; add SMS, email notification, etc
	Order and trading	Optimize transaction process; automatic cancellation function; etc
	Asset management	Increase the variety of tradable currency; etc
	Appeal	Optimization of appeal process; add multi-channel appeals; etc
	Credit	Upgrade the rating function of user credit; etc

3.	TECHICAL SPECIFICATION

General requirements

(1) Meet forecasting concurrency need in different sections/plates on trading peak time after official launch of the platform.

(2) Support multiple integration: Socket, HTTP, SDK and Webservice

(3) Brief and wieldy interface; tailored function available

(4) Modularized design, parameterized management, automatic processing, facilitate tech staff in development and maintaining

Capacity

(1) Installation on PC Server group; stable and reliable operation under VMware

(2) Consecutive, stable and efficient operation 7*24

(3) Perfect system service start-stop mechanism

(4) Effective and stable batched data processing

(5) stable online service during batched data processing

language tools, operation system for development	(1) Frontend development: IOS/Android、Html、JS (2) Backend development: Java+MySQL (3) Testing environment: AWS/AliCloud (4) Producing environment: AWS
Data security

(1) Ensure the correctness, integrity, consistency and safety of data in the processing and transmission.

(2) Encrypted storage plan for key info and data

(3) The platform ensures the data integrity through the intactness of the whole transaction. The security of data is ensured by fault tolerance of hardware malfunction as well as recovery and maintaining of logs and data.

(4) Software fault tolerance: validate verification; the protection pattern from database; protecting current status automatically and conduct quick recovery.

Internet security

(1) Complete data encryption and transmission encryption, no plain text in key information in transmission process.

(2) Software and hardware encryption in transmission process.

(3) Resume breakpoint, retransmission, track whole transmission. No FTP and other unsafe transmission ways allowed.

This Initial Statement of Work will become effective upon execution by both Parties below and Unicorn will thereafter develop the Software in accordance with the terms set forth herein. Any change to this Initial Statement of Work after it is approved must be agreed by the Parties in a written amendment.

BGA Foundation LTD		Unicorn Investment Limited.

/s/ Seal of BGA Foundation LTD		/s/ Wu Longming (with seal of Unicorn Investment Limited)
Signature		Signature

Wu Longming
Name		Name

Title	Date	Title	Date

EXHIBIT B FEES

Frees for Product and Development:

USD$2,840,000.

Fees for Services:

USD$2,160,000 .

R&D, Service fee:

1) USD$2,840,00 for Product and R&D fee will be paid in three times:

The first payment, USD$568,000 (20% of the total payment) will be managed with in 30 work days after the launch of platform V1.1. The deadline for this payment will be December 31, 2019.

The second payment, USD$ 852,000 (30% of the total payment) will be managed with in 30 work days after the launch of platform V1.2. The deadline for this payment will be March 31, 2020.

The third payment, USD$ 1,420,000 (50% of the total payment) will be managed with in 30 work days after the launch of platform V2.0. The deadline for this payment will be June 30, 2020.

2)  The services are combined by two parts: operation maintaining and customized R&D. 30000USD/month for operation maintaining, 150000 USD/month for customized R&D, totally 2160000 USD for a 12-momth contract.

The payment will be made every three months: USD$540000 will be paid off by the end of September 30, 2019; USD$540000 will be paid off by the end of December 31, 2019; USD$540000 will be paid off by the end of March 31, 2020; USD$540000 will be paid off by the end of June 30, 2020.

•	The designated bank account by Developer:

Name of bank :
Account :

EXHIBIT C

APPROVED THIRD-PARTY MATERIALS AND APPROVED OPEN SOURCE COMPONENTS]

Third Party Software

1	AWS Web Service
2	AliCloud Web Service
3	Google Authenticator
4	Google Tag Manager
5	Google Analytics

6	AKAMAI
7	ZENDESK
8	163dun
9	Welink
10	Jiguang

Open Source Software

EXHIBIT D

DELIVERY, TESTING, AND ACCEPTANCE CRITERIA

1.	DELIVERABLES

The deliverables applicable to this Statement of Work are set forth below. The deliverables will be subject to BGA’s review and acceptance in accordance with Section 5 of the Agreement.

Name of Deliverable	Description	Milestone / Due Date	Acceptance Criteria	Acceptance Period (# days)
1.1 E-version	E-version (Requirement Specification/ Prototype illustration of all function pages/ High fidelity UI files)	July 15th 2019	Meet the requirements of BGA and e-mail confirm by PM from BGA	5days
1.1 E-version	E-version (Source code、Test Report 、 Platform Manual、Technical files)	November 15th 2019	Meet the requirements of BGA and e-mail confirm by PM from BGA	10days
1.2 E-version	E-version (Requirement Specification/ Prototype illustration of all function pages/ High fidelity UI files)	December 15th 2019	Meet the requirements of BGA and e-mail confirm by PM from BGA	5days
1.2 E-version	E-version (Source code、Test Report 、 Platform Manual、Technical files)	February 30th 2020	Meet the requirements of BGA and e-mail confirm by PM from BGA	10days
2.0 E-version	E-version (Requirement Specification/ Prototype illustration of all function pages/ High fidelity UI files)	March 15th 2020	Meet the requirements of BGA and e-mail confirm by PM from BGA	5days
2.0 E-version	E-version (Source code、Test Report 、 Platform Manual、Technical files)	May 30th 2020	Meet the requirements of BGA and e-mail confirm by PM from BGA	10days

EXHIBIT E SUPPORT SERVICES

1.	HOSTING SERVICES

1.1	Access Requirements. The Licensed Software should be accessible worldwide by visitors using all major desktop, mobile app or mobile web clients.

1.2	Hosting Services. Unicorn’s obligations under this Agreement will include the following:

#	Service, Function or Responsibility
Hosting and Availability
(A)	Provide and maintain all resources and services required to host the Licensed Software in accordance with the requirements of this Agreement and Industry Standards.
(B)	Provide notice to BGA of any changes to the Hosting Environment that may have an adverse impact on BGA’s use of the Licensed Software.
(C)	Provide one production environment and one staging environment
(D)	Implement and maintain physical access controls for the Hosting Services that comply with Industry Standards.
(E)	Use commercially reasonable efforts to make the Licensed Software available and functioning in accordance with its intended use to BGA and End Users on a 24 x 7 basis, 365 days each year, excluding scheduled maintenance windows.
(F)	Implement and maintain automated monitoring of Licensed Software availability, response times for transactions on the Licensed Software, and automatic alarming and notification of intrusion activities.
(G)	Notify BGA and End Users of unavailability of the Licensed Software or material components thereof, and issues with transaction response times as soon as becoming aware of such issues by providing notice through the Licensed Software and notify BGA by telephone of any outages of the Licensed Software. Notify BGA as soon as availability of the Licensed Software resumes.
(H)	Provide industry-standard full data backup and recovery for BGA and End User data stored in the Licensed Software and send copies of data to an off-site facility.
User Access
(I)	Provide a process for the establishment of accounts for End Users.
(J)	Provide access to the Licensed Software in the Hosting Environment to BGA and End Users on a 24 x 7 basis, 365 days each year, excluding scheduled maintenance window.

2.	OPERATION SUPPORT SERVICES

#	Service, Function or Responsibility
Maintenance Services
(A)	Perform preventive and remedial maintenance on the equipment and software in the Hosting Environment in accordance with Industry Standards to ensure availability of the Licensed Software.
(B)	Notify BGA of the maintenance windows for the Licensed Software and in any case schedule maintenance windows during time periods that will minimize impact on End Users’ access to and use of the Licensed Software. Provide reasonable advanced notice to BGA if any Licensed Software outages are expected to occur during a maintenance window.
(C)	Provide to BGA all Maintenance Changes for the Licensed Software, and implement such changes only during scheduled maintenance windows, provided that, if a Maintenance Change is comprised of a new version or release of the Licensed Software, implement such Maintenance Change following BGA’s written approval.
(D)	Support each version of the Licensed Software in accordance with the Agreement for the duration such version is in use by BGA.
(E)	Perform testing on all Maintenance Changes prior to providing to BGA or implementing in the production environment.
Support Desk
(F)	Provide multiple channels for BGA and End Users to submit inquiries and report incidents and problems on a 24 x 7 basis, including telephone, website, and email.
User Support
(G)	Respond to and resolve user inquiries regarding the Licensed Software, such as issues with system access, within industry standard time frames.
(H)	Provide training on the use and features of the Licensed Software to BGA as reasonably requested.
Incident Response and Resolution
(I)	For all incidents and problems that arise with respect to the Licensed Software, proactively triage and resolve the issue as soon as reasonably practicable (commensurate with the severity of the issue) and in accordance with industry standard time frames.
(J)	Notify and update BGA on a periodic basis regarding the status of resolution, with the frequency of such updates commensurate with the severity of the issue.